EXHIBIT 16

March 7, 2006

Securities and Exchange Commission

Washington, DC  20549

RE:     Entertainment Capital Corporation

           File No.  000-29325

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Entertainment Capital Corporation.  We did not audit and did not issue an audit opinion on any Entertainment Capital Corporation financial statements during the term of our engagement.  On or about March 6, 2006, we were notified that Entertainment Capital Corporation appointed George Brenner, CPA as the independent registered public accounting firm for the Company.  We have read Entertainment Capital Corporation’s statements included under Item 4.01(a) of its Form 8-K filed on March 7, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Entertainment Capital Corporation’s statement that prior to Epstein, Weber & Conover, PLC’s dismissal, Entertainment Capital Corporation did not consult with other auditors regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ EPSTEIN, WEBER & CONOVER, PLC

EPSTEIN, WEBER & CONOVER, PLC